Exhibit 10.1

AGENCY AGREEMENT

This Agency Agreement (the “Agreement”) is dated as of August 5, 2009, by and between Gordon Brothers Retail Partners, LLC with a principal place of business at 101 Huntington Avenue, 10th Floor, Boston, MA 02199 (the “Agent”) and Finlay Fine Jewelry Corporation, with a principal place of business at 529 Fifth Avenue, New York, NY 10017 (the “Merchant”).

RECITALS

WHEREAS, Merchant contemplates filing a voluntary petition for relief under Title 11 of the United States Code (the “Bankruptcy Code”) on August 5, 2009 (such date, or the actual date of such filing, if different, the “Petition Date”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, Merchant will seek to manage its affairs as a debtor and debtor in possession pursuant to §§ 1107 and 1108 of the Bankruptcy Code in the chapter 11 case (“Chapter 11 Case”) in the Bankruptcy Court;

WHEREAS, Merchant owns and operates (i) specialty retail store locations under the brand names, Bailey Banks & Biddle (the “BBB Brand”), Zell Bros. (the “Zell Brand”) , Carlyle & Co. (the “Carlyle Brand”, J.E. Caldwell & Co. (the J.E. Caldwell Brand”), Park Promenade Jewellers (the “Park Promenade Brand”) and Congress Jewelers (the “Congress Brand”, and collectively with the BBB Brand, Zell Brand, the Carlyle Brand, the J.E. Caldwell Brand, and the Park Promenade Brand, the “Finlay Brands”); and (ii) licensed jewelry departments in over 500 department store locations, pursuant to certain license agreements between Merchant and various department store chains (collectively, the “Department Store Shops”);

WHEREAS, commencing on or about March 20, 2009, Merchant (i) commenced final clearance sales at all of its Department Store Shops with the assistance of Gordon Brothers Retail Partners, LLC (“GBRP”) who is providing certain limited consulting services to Merchant in connection with such self-liquidating sales; and (ii) commenced promotional sales at its retail store locations identified on Exhibit 1A attached hereto (the “Current Stores”), pursuant to a Consulting Agreement between Merchant and GBRP dated March 20, 2009, as amended as of May 20, 2009 (the “Consulting Agreement”) and a certain Consignment Agreement among Merchant and certain of its debtor-affiliates and GBRP dated April 6, 2009 (the “Consignment Agreement” and, together with the Consulting Agreement, the “Existing Agreements”);

WHEREAS, Merchant intends to file a motion on the Petition Date (or shortly thereafter) to allow for continued performance in the ordinary course by Merchant and Agent under the Existing Agreements pending rejection or assumption of such Existing Agreements, pursuant to which Agent would be authorized to continue the promotional sales at the Current Stores under the terms of the Existing Agreements pending the results of an auction, if any (the “Auction”), relating to the Merchandise;

WHEREAS, Merchant desires that Agent act as Merchant’s exclusive agent for the purpose of (a) selling all of the Merchandise (as hereinafter defined) located in the Current

Stores and in forty nine (49) of its specialty retail store locations set forth on Exhibit 2 attached hereto (the “New Stores” and, together with the Current Stores, each a “Store”, and collectively, the “Stores”) and Merchant’s two (2) distribution centers and storage locations, all of which are identified on Exhibit 2(b) attached hereto (collectively, the “Distribution Centers”), by means of a “going out of business,” “sale on everything”, “store closing”, or similar sale (as further described below, the “Sale”); and (b) to the extent elected by Merchant pursuant to Section 15 hereof, dispose of Merchant’s owned FF&E located at the Stores.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Agent and Merchant hereby agree as follows:

Section 1.  Defined Terms. The terms set forth below are defined in the Sections referenced of this Agreement:

Defined Term	Section Reference
Additional Agent Merchandise	Section 8.10(a)
Adjustment Amount	Section 3.4(a)
Agency Accounts	Section 7.2(a)
Agency Documents	Section 11.1(b)
Agent	Preamble
Agent’s Additional Fee	Section 3.1(b)
Agent’s Additional Agent Merchandise Fee	Section 3.2(a)
Agent’s Base Fee	Section 3.2(a)
Agent’s Fee	Section 3.2(a)
Agent Claim	Section 13.5
Agent Commission Sale Goods	Section 5.4
Agent Indemnified Parties	Section 14.1
Approval Order	Section 2.2
Aggregate Cost Value of Remaining Merchandise	Section 3.3
Base Payroll	Section 4.1(A)(1)(a)
Beneficiaries	Section 3.4(d)
Benefits Cap	Section 4.1(A)(1)(a)
Break-Up Fee	Section 17.10(b)
Buying Discounts	Section 5.2
Central Expenses	Section 4.1(B)(i)
Competing Bidders	Section 17.10(a)
Consignment Agreement	Recitals
Consulting Agreement	Recitals
Cost Factor	Section 11.1(v)
Cost Value	Section 5.2
Current Stores	Recitals
Defective Merchandise	Section 5.1(b)(i)
DC Merchandise	Section 5.1(b)(iii)
Designated Deposit Accounts	Section 7.2(b)

Defined Term	Section Reference
Discretionary Discounts	Section 11.1(n)
Display Merchandise	Section 5.1(b)(iv)
Distribution Centers	Recitals
Estimated Guaranteed Amount	Section 3.4(a)
Events of Default	Section 15.1
Excluded Benefits	Section 4.1(B)(ii)
Excluded Goods	Section 5.4
Existing Agreements	Recitals
Expenses	Section 4.1
Expense Budget	Section 4.2(b)
Final Inventory Report	Section 3.4(a)
FF&E	Section 5.1(b)
FF&E Agent	Section 16
FF&E Election	Section 16
Final Reconciliation	Section 3.7(b)
Gross Rings	Section 3.6
Gross Rings Period	Section 3.6
Guaranteed Amount	Section 3.1(a)
Guaranty Percentage	Section 3.1(a)
Initial Guaranty Payment	Section 3.4(a)
Inventory Ceiling	Section 3.1(c)
Inventory Floor	Section 3.1(c)
Inventory Proceeds Threshold	Section 7.1
Inventory Cost File	Section 5.2(a)
Inventory Taking	Section 3.5(a)
Inventory Taking Instructions	Section 3.5(a)
Latent Defect	Section 8.5(b)
Latent Defect Returned Merchandise	Section 8.5(b)
Layaway/Special Order Merchandise	Section 5.1(b)(vi)
Layaway/Special Order Notice	Section 8.6
Layaway/Special Order Pick-up Date	Section 8.6
Lender Agent	Section 3.4(a)
Letter of Credit	Section 3.4(d)
Liens	Section 2.2(c)
Loss Prevention Policies	Section 11.1(w)
Memo Merchandise	Section 5.1(b)
Merchandise	Section 5.1(a)
Merchandise Removal Deadline	Section 5.1(b)(v)
Merchant	Preamble
New Stores	Recitals
Occupancy Agreements	Section 6.1

Defined Term	Section Reference
Occupancy Expenses	Section 4.1(B)(iii)
Owned FF&E	Section 16
Payment Date	Section 3.4(a)
Pre-Existing Liens	Section 11.1(c)
Pre-Sale Returned Merchandise	Section 8.5(a)
Pre-Sale Refund	Section 8.5(a)
Proceeds	Section 7.1
Recovery Amount	Section 3.1(b)
Reference Price	Section 5.2(b)
Remaining Merchandise	Section 3.3
Repair/Sizing Services	Section 8.9
Retained Employee	Section 9.1
Retention Bonus	Section 9.4
Sale	Recitals
Sale Commencement Date	Section 6.1
Sale Guidelines	Section 8.1
Sale Term	Section 6.1
Sale Termination Date	Section 6.1
Sales Taxes	Section 8.3
Secured Lenders	Section 3.4(a)
Sharing Threshold	Section 3.1(b)
Shipping Variance	Section 3.5(b)
Shipping Variance Response	Section 3.5(b)
SKU	Section 3.5(a)
Store Receipt Deadline	Section 5.1(a)
Stores	Recitals
Supplies	Section 8.4
WARN Act	Section 9.1

Section 2.	Appointment of Agent.

2.1       Merchant hereby irrevocably appoints Agent, and Agent hereby agrees to serve, as Merchant’s exclusive agent for the limited purpose of (i) conducting the Sale,and (ii) to the extent designated by Merchant, disposing of Merchant’s owned FF&E, in each case in accordance with the terms and conditions of this Agreement. Merchant’s and Agent’s obligations hereunder are subject to the approval of the Bankruptcy Court and shall be of no force and effect in the event that the Approval Order (as defined below) is not entered by September 2, 2009.

2.2       Merchant shall file an expedited motion with the Bankruptcy Court for entry of an order, in a form acceptable to Merchant, Agent, Lender Agent, and the Trustee for the Indenture Lien Holders, approving this Agreement and authorizing Merchant and Agent to conduct the Sale in accordance with the terms hereof (the “Approval Order”). The Approval

Order shall provide, in a form reasonably satisfactory to the Merchant, Agent, the Lender Agent, and the Trustee for the Indenture Lien Holders among other things, that:

(a) the terms of this Agreement (and each of the transactions contemplated hereby) are approved;

(b) Merchant and Agent shall be authorized to continue to take any and all actions as may be necessary or desirable to implement this Agreement and each of the transactions contemplated hereby, including, without limitation, the actions contemplated in Section 8.10 of this Agreement;

(c) Agent shall be entitled to sell all Merchandise hereunder free and clear of all liens, claims and encumbrances thereon (collectively, “Liens”), with any presently existing Liens encumbering all or any portion of the Merchandise or the Proceeds attaching only to the Guaranteed Amount and other amounts to be received by Merchant under this Agreement;

(d) Agent shall have the right to use the Stores and Distribution Centers and all related store services, furniture, fixtures, equipment and other assets of Merchant as designated hereunder for the purpose of conducting the Sale, free of any interference from any entity or person;

(e) Agent shall have the right to conduct, advertise, post signs, utilize sign walkers, and otherwise promote the Sale without further consent of any person (other than Merchant as provided for herein), in accordance with the terms and conditions of this Agreement and the Sale Guidelines, and without further compliance with applicable federal, state or local laws governing the conduct of store closing sales (“GOB Laws”); provided that Agent shall comply with applicable federal, state or local laws governing public health and safety;

(f) Agent shall be granted a limited license and right to use until the Sale Termination Date the trade names and logos relating to and used in connection with the operation of the Stores, solely for the purpose of advertising the Sale in accordance with the terms of the Agreement;

(g) all newspapers and other advertising media in which the Sale is advertised shall be directed to accept the Approval Order as binding and to allow Merchant and Agent to consummate the transactions provided for in this Agreement, including, without limitation, the conducting and advertising of the Sale in the manner contemplated by this Agreement;

(h) all utilities, landlords, creditors and all persons acting for or on their behalf shall not interfere with or otherwise impede the conduct of the Sale, institute any action in any court (other than in the Bankruptcy Court) or before any administrative body which in any way directly or indirectly interferes with or obstructs or impedes the conduct of the Sale;

(i) the Bankruptcy Court shall retain jurisdiction over the parties to enforce this Agreement;

(j) Agent shall not be liable for any claims against the Merchant other than as expressly provided for in this Agreement, and Agent shall have no successorship liabilities whatsoever; and

(k) Agent shall have a valid, duly perfected first priority lien and security interest in the Merchandise and any Proceeds to which Agent is entitled in accordance with the terms of this Agreement, which lien shall, prior to payment in full of the Guaranteed Amount, be subject and subordinate to any secured pre-petition and post-petition facilities to the extent of the unpaid portion of the Guaranteed Amount, the Recovery Amount, and Expenses and any other amounts due from Agent to Merchant under this Agreement.

Section 3.	Guaranteed Amount and Other Payments.
3.1	Payments to Merchant.

(a) As a guaranty of Agent’s performance hereunder, Agent guarantees to Merchant that the Proceeds of the Sale shall equal sixty-four and seventy-five one-hundredths percent (64.75%) (the “Guaranty Percentage”) of the aggregate Cost Value of the Merchandise as determined under Sections 3.4 and 3.5 hereof (the “Guaranteed Amount”) plus an amount sufficient to pay all Expenses.

(b) To the extent that Proceeds exceed the sum of (x) the Guaranteed Amount, plus (y) the Expenses plus (z) the Agent’s Fee (as defined below)(the sum of (x), (y) and (z), the “Sharing Threshold”), then all remaining Proceeds above the Sharing Threshold shall be shared fifty percent (50%) to Merchant and fifty percent (50%) to Agent. All amounts, if any, to be received by Merchant in excess of the Guaranteed Amount shall be referred to as the “Recovery Amount”, and all amounts, if any, to be received by Agent in excess of the Agent’s Fee, shall be referred to as the “Agent’s Additional Fee” . Agent shall pay to Merchant the Guaranteed Amount, unreimbursed Expenses due to Merchant, and the Recovery Amount, if any, in the manner and at the times specified in Sections 3.3 and 3.4 below. The Guaranteed Amount and the Recovery Amount will be calculated based upon the aggregate Cost Value of the Merchandise as determined by (A) the Final Inventory Report, and (B) the aggregate amount of Gross Rings (as adjusted for shrinkage in accordance with Section 3.6 of this Agreement).

(c) The Guaranty Percentage has been calculated and agreed upon based upon the aggregate Cost Value of the Merchandise in the New Stores not being (i) less than one hundred twenty million dollars ($120,000,000) (the “Inventory Floor”) or (ii) greater than one hundred twenty-three million dollars ($123,000,000 (the “Inventory Ceiling”). To the extent that the aggregate Cost Value of the Merchandise in the New Stores is less than the Inventory Floor or greater than the Inventory Ceiling, the Guaranty Percentage shall be adjusted, on a pro rata basis, in accordance with Exhibit 3.1(c)hereto, as and where applicable.

3.2	Payments to Agent.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

“Agent’s Additional Agent Merchandise Fee” shall mean an amount equal to two and one hundred and twenty five thousandths percent (2.125%) of the aggregate documented cost paid by Agent (exclusive of any “lift,” handling fees or other expenses) for the Additional Agent Merchandise actually sold during the Sale Term.

“Agent’s Base Fee” shall mean an amount equal to four and twenty-five one hundredths percent (4.25%) of the Cost Value of the Merchandise.

“Agent’s Fee” shall mean the sum of the Agent’s Base Fee plus the Agent’s Additional Agent Merchandise Fee.

(b) As its compensation for services rendered to Merchant, after sufficient Proceeds have been generated to reach the Agent’s Fee (i.e.: Guaranteed Amount plus Expenses), Agent shall receive such excess Proceeds up to the amount of the Agent’s Fee. In addition, if additional Proceeds are generated from the Sale after payment of the Agent’s Fee, Agent shall be entitled to retain the Agent’s Additional Fee.

3.3     Remaining Merchandise. Provided that no Event of Default has occurred and continues to exist on the part of the Agent, and after all payments are made to the Merchant as required hereunder, all Merchandise remaining, if any, at the Sale Termination Date (the “Remaining Merchandise”) shall become the property of Agent. Agent shall use commercially reasonable efforts to sell all of the Merchandise during the Sale. Any proceeds received from the sale of any Remaining Merchandise shall be deemed Proceeds under this Agreement, provided that, for the purposes of tracking Proceeds to be received by Agent from the subsequent disposition of the Remaining Merchandise, at the conclusion of the Sale, Merchant and Agent shall jointly conduct a physical inventory taking of the Remaining Merchandise as an Expense of the Sale, to calculate the aggregate Cost Value of such Remaining Merchandise (the “Aggregate Cost Value of Remaining Merchandise”). Merchant shall have the right of last offer to repurchase some or all of the Remaining Merchandise so long as such right of last offer does not unreasonably interfere with Agent’s ability to sell (on commercially reasonable terms) the Remaining Merchandise; and until such time as Agent has disposed of all of the Remaining Merchandise, Agent shall provide Merchant with a weekly written report of the status of such dispositions, which report shall set forth all of the offers that Agent has received from parties seeking to purchase the Remaining Merchandise, and Merchant shall have the right of last offer to repurchase some or all of the Remaining Merchandise at the price offered by any such third party.

3.4	Time of Payments.

(a)       On the first business day following the Sale Commencement Date (the “Payment Date”), Agent shall pay to Merchant an amount (the “Initial Guaranty Payment”) equal to eighty percent (80%) of the product of (i) the Guaranty Percentage and (ii) the estimated aggregate Cost Value of the Merchandise (including DC Merchandise) to be included in the Sale as reflected on Merchant’s books and records on the last business day immediately preceding the Sale Commencement Date (the “Estimated Guaranteed Amount”) by wire transfer to the account designated by Merchant. The balance of the Guaranteed Amount, if any, shall be paid by Agent by wire transfer to the account designated by Merchant on the earlier of (i) the second business day following the issuance of the final report of the aggregate Cost Value of the Merchandise included in the Sale as reflected in the Inventory Taking report (the “Final Inventory Report”), after review, reconciliation and verification thereof by Agent and Merchant in consultation with HSBC Bank USA (the “Trustee”), as trustee for the lien holders under that certain second lien indenture dated as of November 26, 2008 and that certain third lien indenture dated as of November 26, 2008 (collectively the “Indenture Lien Holders”), and General Electric Capital Corporation, in its capacity as Agent for the lenders under that certain Fourth Amended and Restated Credit Agreement dated as of November 9, 2007 by and between, among other parties, the Merchant, Carlyle & Co. Jewelers LLC, L. Congress, Inc, Finlay Enterprises, Inc., certain additional subsidiaries thereof, the lenders party thereto (collectively, the “Secured Lenders”), and General Electric Capital Corporation, as Agent for the Secured Lenders (such agent, the “Lender Agent”), as such Fourth Amended and Restated Credit Agreement has been and may hereafter be amended, supplemented, restated or otherwise modified from time to time (the “Credit Agreement”), to the extent that any amounts under the Credit Agreement remain unpaid; provided, however, that Merchant and Agent shall exercise reasonable best efforts to reconcile the Inventory Taking within ten (10) days after its completion and (ii) the date that is thirty (30) days after the Sale Commencement Date, in which case the immediate payment to be made shall be of the undisputed balance of the Guaranteed Amount. In the event that the Final Inventory Report is issued after payment of the undisputed portion of the Guaranteed Amount, or in the event that the Initial Guaranty Payment and/or all other amounts funded by Agent on account of the Guaranteed Amount exceeds the Guaranteed Amount, the Agent or Merchant, as the case may be, shall pay to the Merchant or Agent, as the case may be, the amount (the “Adjustment Amount”) by which the actual Guaranteed Amount exceeds or is less than the sum of the Initial Guaranty Payment and the undisputed balance of the Guaranteed Amount actually paid as set forth above, within three (3) business days after the Final Inventory Report has been issued. To the extent that Merchant is entitled to receive a Recovery Amount from Proceeds, Agent shall pay such Recovery Amount as part of the Final Reconciliation under Section 3.7, as soon as commercially reasonable after the Sale Termination Date. To the extent that the Agent is owed the Adjustment Amount, Agent shall make demand for payment of Merchant and Merchant shall promptly tender payment of the Adjustment Amount to Agent. In the event that Merchant fails to tender payment of the Adjustment Amount, Agent shall make demand for payment thereof upon the Trustee and the Trustee shall make payment of the Adjustment Amount, within five (5) business days after receipt of such notice.

(b)       All amounts required to be paid by Agent or Merchant under any provision of this Agreement shall be made by wire transfer of immediately available funds which shall be wired by Agent or Merchant, as applicable, no later than 2:00 p.m. (Eastern Time) on the date that such payment is due; provided, however, that all of the information necessary to complete the wire transfer has been received by Agent or Merchant, as applicable, by 10:00 a.m. (Eastern Time) on the date that such payment is due. In the event that the date on which any such payment is due is not a business day, then such payment shall be made by wire transfer on the next business day.

(c)       Agent agrees that if at any time during the Sale Term, Merchant holds any amounts due to Agent hereunder, Merchant may in its discretion offset such amounts being held by Merchant against any amounts due and owing by, or required to be paid by, Agent under this Agreement. In addition, Merchant agrees that if at any time during the Sale Term, Agent holds any amounts due to Merchant hereunder, Agent may in its discretion offset such amounts being held by Agent against any amounts due and owing by, or required to be paid by Merchant under this Agreement. Any such setoffs should be reconciled as part of the weekly reconciliation.

(d)       Letter of Credit. In order to secure the Agent’s obligations under this Agreement, in respect of (x) the payment of the unpaid portion of the Guaranteed Amount, (y) Expenses, and (y) the Recovery Amount, if any, on the Payment Date, Agent shall furnish Merchant with an irrevocable standby Letter(s) of Credit naming the Merchant as beneficiary (the “Beneficiary”) in the aggregate original face amount equal to the difference between the Estimated Guaranteed Amount and the Initial Guaranty Payment, plus three (3) weeks estimated Expenses, which shall be substantially in the form of Exhibit 3.4 hereof (collectively, the “Letter of Credit”). The Letter of Credit shall have an expiration date of no earlier than sixty days after the Sale Termination Date. Unless the parties shall have mutually agreed that they have completed the final reconciliation and verification of the Final Inventory Report under this Agreement, then, at least thirty (30) days prior to the initial or any subsequent expiration date of the Letter of Credit, Agent shall secure and the Beneficiaries shall receive an amendment to the Letter of Credit solely extending (or further extending, as the case may be) the expiration date by at least sixty (60) days. If the Beneficiaries fail to receive such amendment to the Letter of Credit no later than thirty (30) days before the expiration date of the Letter of Credit, then all amounts hereunder shall become immediately due and payable and the Beneficiaries shall be permitted to draw under the Letter of Credit in payment of amounts owed and the Beneficiaries shall hold the balance of the amount drawn under the Letter of Credit as security for amounts that may become due and payable to Merchant. At Agent’s request, the Beneficiaries shall take all actions reasonably required to reduce the amount available to be drawn under the Letter of Credit by amounts credited against the Guaranteed Amount; provided, however, that the Letter of Credit shall not be reduced below three (3) weeks of estimated Expenses. In the event that Agent, after receipt of five (5) days notice (which notice shall not be required if Agent or any member of Agent shall be a debtor under title 11 of the United States Code), fails to pay the Guaranteed Amount, or portion thereof, or any Expenses when due, the Beneficiaries, individually or collectively, may draw on the Letter of Credit in an amount equal to the unpaid, past due amount of the Guaranteed Amount or Expenses that is not the subject of a reasonable dispute.

3.5	Inventory Taking.

(a)      As soon as practicable following the Sale Commencement Date, but in no event later than ten (10) days after the Sale Commencement Date, Merchant and Agent shall cause a stock-keeping unit (“SKU”) and retail physical inventory taking at the Stores (the “Inventory Taking”), provided, however, that with respect to the Current Stores only, the parties may (in their respective sole discretion) elect by mutual agreement prior to the Sale Commencement Date to count only a smaller sample of the Current Stores and agree on customary procedures to extrapolate those findings to the remaining Current Stores. The

Inventory Taking shall be conducted by Merchant and Agent only without using any third party inventory taking service. The Inventory Taking shall be conducted in accordance with the procedures and instructions attached hereto as Exhibit 3.5(a) (the “Inventory Taking Instructions”). Agent shall be responsible for fifty percent (50%) of the payroll and benefits, subject to the Benefits Cap, for Retained Employees used during the Inventory Taking as an Expense hereunder; and Merchant shall pay the remaining fifty percent (50%) of the payroll and benefits for Retained Employees used during the Inventory Taking. Except for the Inventory Taking costs provided for in the two preceding sentences, Merchant, Agent and the Secured Lenders shall each bear their respective costs and expenses relative to the Inventory Taking. Merchant, Agent (and the Secured Lenders in their discretion) shall each have representatives present during the Inventory Taking and each shall review and verify the listing and tabulation of the Inventory Taking. Merchant agrees that, during the conduct of the Inventory Taking in each of the Stores, the applicable Store shall be closed to the public, and no sales or other transactions shall be conducted. Merchant and the Agent further agree that until the Inventory Taking in each particular Store is completed, neither Merchant nor the Agent shall: (i) other than with respect to sales of Merchandise in the ordinary course as part of the Sale at the Stores, transfer any Merchandise to or from that Store, (ii) move Merchandise within or about the Stores, so as to make any such items unavailable for counting as part of the Inventory Taking, and/or (iii) remove any hang tags, price tickets or inventory control tags affixed to any Merchandise. Merchant and Agent agree to cooperate with each other to conduct the Inventory Taking commencing at a time that would minimize the number of hours that such locations would be closed for business. The Agent and Merchant agree that they will, and agree to cause their respective representatives to, cooperate and assist in the preparation and the calculation of the aggregate Cost Value of the Merchandise included in the Sale, including, without limitation, making available, to the extent necessary books, records, work papers and personnel.

(b)       DC Merchandise delivered to the Stores after the Inventory Taking at such location shall be counted and reconciled within two (2) business days after receipt of such goods at the subject Stores, in accordance with the procedures to be agreed upon by Merchant and Agent prior to the Sale Commencement Date. Failure by Agent to report any variance between the received shipment and the applicable shipping documents (each a “Shipping Variance”) within such two (2) business day period shall, absent manifest error, result in such receipts being automatically confirmed as received, consistent with the applicable shipping documents. Merchant shall have two (2) business days to verify a timely reported Shipping Variance (each a “Shipping Variance Response”); failure to respond to an asserted Shipping Variance within such two (2) business day period shall result in such Shipping Variance being deemed valid; provided however for the purposes of this Section 3.5(b), Saturdays, Sundays and legal holidays do not count as business days even if the receiving Store is open for business. If Merchant timely issues a Shipping Variance Response that disputes the asserted Shipping Variance, Merchant and Agent shall cooperate with each other to verify and resolve such dispute.

3.6     Gross Rings. For the period from the Sale Commencement Date until the Inventory Date for each Store (the “Gross Rings Period”), Agent and Merchant shall keep a strict count of register receipts and reports to determine the actual Cost Value of the merchandise sold by SKU (“Gross Rings”). All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice. Agent shall pay that portion of the Guaranteed Amount calculated on the Gross Rings basis, to account for shrinkage, on the basis of one hundred one percent (101%) of the aggregate Cost Value of Merchandise sold during the Gross Rings Period.

3.7	Reconciliation.

(a) On each Thursday during the Sale Term, commencing on the second Thursday after the Sale Commencement Date, Agent and Merchant shall cooperate to jointly prepare a reconciliation of the weekly Proceeds of the Sale, Expenses and any other Sale related items that either party may reasonably request. Merchant and Agent agree to provide the Indenture Lien Holders with copies of all of the weekly reconciliations.

(b) Within thirty (30) days after the Sale Termination Date, Agent and Merchant shall jointly prepare a final reconciliation of the Sale, including, without limitation, a summary of Proceeds, Expenses, and any other accounting required hereunder (the “Final Reconciliation”). Within five (5) days of completion of the Final Reconciliation, Agent shall pay to Merchant, or Merchant shall pay to Agent, as the case may be, any and all amounts due the other pursuant to the Final Reconciliation. During the Sale Term, and until all of the Agent’s obligations under this Agreement have been satisfied, Merchant and Agent shall have reasonable access to Merchant’s and Agent’s records with respect to Proceeds and Expenses to review and audit such records.

(c) In the event that there is a dispute with respect to the Final Reconciliation, such dispute shall be promptly (and in no event later than the third business day following the request by either Merchant or Agent) submitted to the Bankruptcy Court for expedited resolution.

Section 4.	Sale Expenses.

4.1     Expenses. Agent shall be responsible for all Expenses arising and accruing during and attributable to the Sale Term, which expenses shall be funded by Agent in accordance with Section 4.2 below. As used herein, “Expenses” shall mean the following directly incurred Store-level Sale expenses arising and accruing during and attributable to the Sale Term, limited as follows:

(A) (1) (a) base payroll, inclusive of any commissions earned by the Retained Employees consistent with Merchant’s policies, or as otherwise agreed between Merchant and Agent, managers’ salaries, and overtime premium payments associated with overtime hours worked (collectively, as and how applicable, “Base Payroll”), of Merchant’s Retained Employees used in connection with the Sale for actual days worked (or in the case of hourly employees, the hours worked); plus (b) an amount equal to 21.60% of such Base Payroll (the “Benefits Cap”) for the payment of all related payroll taxes, workers’ compensation and benefits of Merchant’s Retained Employees used in connection with the Sale (including, without limitation, medical and dental benefits, group life insurance, accidental death insurance, short and long term disability, accrual for sick pay, and accrual for vacation and holiday pay) for all such Retained Employees used, in aggregate, which arise and are accrued during the Sale Term and are directly attributable to the Sale, plus (c) actual costs payable to third party payroll processors;

(2)       costs of all security in the Stores including, without limitation, security systems, building alarm service, alarm service maintenance, courier and guard service;

(3)       Retention Bonuses for Retained Employees, and related payroll taxes, as provided for in Section 9.4 below;

(4)       advertising (including without limitation signwalkers, media advertising, and internet, email, and direct mailings relating to the Sale) and Store interior and exterior signage and banners relating to the Sale;

(5)	long distance telephone expenses;

(6)       bank card (including, Merchant’s propriety card, to the extent acceptable by Agent) fees, bank card error fees, credit card fees, and chargebacks in respect of disputed sales during the Sale Term (however there shall be cooperation between Merchant and Agent to resolve chargeback of any kind in respect of any authorized sale on a credit card where Agent or Merchant produces a receipt evidencing that the sale subject to such chargeback was a final sale);

(7)       bank service charges (for Store and corporate accounts), check guarantee fees, bad check expenses, missing deposits, cash overages and/or shortages, data capture servicing for banking information;

(8)	costs for additional Supplies in accordance with Section 8.4 hereof;

(9)       all fees and charges required to comply with all laws and regulations applicable to the Sale;

(10)     any and all costs, including delivery and freight costs, related to the processing, transfer and consolidation of Merchandise between the Stores and all costs incurred in connection with disposing of and/or selling the Remaining Merchandise;

(11)	housekeeping and cleaning expenses related to the Stores;

(12)     all travel expenses, including living expenses, payable to Merchant’s employees relating to travel by such employees at the request of Agent, which shall include, without limitation, the costs of transferring Merchant’s employees between Stores;

(13)     on-site supervision during the Sale, including base fees and reasonable and customary deferred compensation of Agent’s consultants, supervisors and field personnel (provided that on or before the Sale Commencement Date Agent shall provide Merchant with a copy of its proposed deferred compensation plan, which plan shall be subject to Merchant’s approval, with respect to any deferred compensation in excess of base fees, and which approval shall not be unreasonably withheld or delayed), travel to and from the Stores, and incidental out-

of-pocket and commercially reasonable travel expenses relating thereto;

(14)     all costs and expenses of providing such additional Store-level services, including, without limitation, the employment of temporary help (which shall be coordinated, approved and implemented through Merchant’s human resources department), which the Agent in its reasonable discretion considers appropriate, and other Merchant-approved miscellaneous Store-level expenses incurred by Agent;

(15)     postage, courier and overnight mail charges to and from or among the Stores and central office (solely to the extent relating to the Sale);

(16)     Occupancy Expenses on a per diem, per Store basis in an amount equal to the per diem total, by Store as described in Exhibit 4.1, plus percentage rent, to the extent that percentage rent provisions, resulting in amounts due to the landlord in excess of the annual base rent due under the subject lease for such Store, are triggered (but with respect to such percentage rent obligation, only to the extent the applicable percentage rent formula is specifically disclosed and quantified on Exhibit 4.1 on a per Store basis);

(17)     fifty percent (50%) of the costs of the payroll and benefits, subject to the Benefits Cap, for Retained Employees used during the Inventory Taking;

(18)    Agent’s cost of capital, reasonable legal, and letter of credit fees associated with the Sale;

(19)	Actual cost of Agent’s insurance required under Section 12.4 hereof;

(20)     Central Expenses in the amount of $10,000 per week during the Sale Term; and

(21)     The actual documented cost paid by Agent for (which shall not include any “lift”, handling fees or other similar type expenses) the Additional Agent Merchandise sold during the Sale, plus all actual documented freight, handling and insurance expenses and/or any other actual documented costs relating to all of the Additional Agent Merchandise included in the Sale (whether or not sold during the Sale); provided however, to the extent that Agent was reimbursed for any of the foregoing items as Additional Goods Expenses, such amounts shall not be included as an Expense under this Agreement

(22)     any other expense approved by Merchant in writing and that is directly incurred by Agent in connection with the Sale.

(B)      As used herein, the following terms have the following respective meanings:

(i)    “Central Expenses” means costs and expenses for Merchant’s central administrative services necessary for the Sale consisting of sales audit, MIS services, POS systems, payroll processing, cash reconciliation, inventory processing and handling, data processing and reporting and any similar services.

(ii)    “Excluded Benefits” means all benefits of any kind and nature in excess of the Benefits Cap, including without limitation vacation days or vacation pay, sick days or sick leave, maternity leave or other leaves of absence, termination or severance pay, WARN Act obligations, union dues or other amounts due under any union contract or collective bargaining agreement, pension benefits, ERISA coverage and similar contributions, and payroll taxes, worker’s compensation and health insurance benefits.

(iii)   “Occupancy Expenses” means base rent, percentage rent, HVAC, utilities, CAM, real estate and use taxes, merchant’s association dues and expenses, personal property leases (including, without limitation, point of sale equipment), cash register maintenance, telephone base fees, rental for furniture, fixtures and equipment, and store trash and snow removal expenses, all of the foregoing as categorized or reflected on Exhibit 4.1 hereto; but limited to the per diem, per Store amounts/formulas set forth on Exhibit 4.1.

“Expenses” shall not include: (i) Excluded Benefits; (ii) any rent, occupancy, or occupancy-related expenses other than Occupancy Expenses as limited to those categories and amounts/formulas as described in Exhibit 4.1; (iii) Central Expenses, all of which (other than the amount contemplated by Section 4.1(A)(20)) shall be provided/paid by Merchant in connection with the Sale and (iv) any other costs, expenses or liabilities associated with the Sale or the Stores (arising before, during or after the Sale), all of which shall be paid by Merchant promptly when due.

4.2	Payment of Expenses.

(a) Agent shall reimburse Merchant for all Expenses. All Expenses incurred during each week of the Sale (i.e., Sunday through Saturday) shall be paid by Merchant as provided for herein, subject to reimbursement by Agent immediately following the weekly Sale reconciliation pursuant to Section 3.7. Agent and/or Merchant may review or audit the Expenses at any time. To the extent that any Expenses may be described in more than one section hereof, then such Expenses shall be paid, reimbursed or accounted for only once (and any applicable cap shall apply in the case).

(b) Expense Budget. Prior to the Sale Commencement Date, Agent shall deliver its budget (the “Expense Budget”) to Merchant, setting forth in reasonable detail Agent’s estimated budget for the Expenses of the Sale; provided however that Agent shall not be bound by such estimate.

Section 5.	Merchandise.
5.1	Merchandise Subject to this Agreement.

(a) For purposes of this Agreement, “Merchandise” shall mean: (i) all finished goods inventory that is owned by Merchant and located at the Stores as of the Sale Commencement Date; (ii) DC Merchandise received in the Stores on or before the 14th day after the Sale Commencement Date (the “Store Receipt Deadline”), in the amount not to exceed the amounts set forth on Exhibit 5.1(a)(ii); (iii) Defective Merchandise, Display Merchandise, and

Layaway/Special Order Merchandise that is not picked up by customers on or prior to the Layaway/Special Order Pick-Up Date; and (iv) Merchandise subject to Gross Rings.

(b) Notwithstanding the foregoing, Merchandise shall not include: (1) goods which belong to sublessees, licensees or concessionaires of Merchant; (2) Defective Merchandise for which Merchant and Agent cannot agree upon a Cost Value; (3) goods held by Merchant on memo, on consignment, or as bailee (“Memo Merchandise”), unless otherwise agreed to by Merchant and Agent; (4) Removed Goods, if any; (5) Additional Agent Merchandise; (6) Latent Defect Returned Merchandise; (7) Department Store Merchandise; and (8) furnishings, trade fixtures, equipment and improvements to real property which are located in the Store (collectively, “FF&E”). As used in this Agreement the following terms have the respective meanings set forth below:

(i)        “Defective Merchandise” means any item of inventory that is not saleable as first quality inventory because it is dented, worn, scratched, faded, torn, tailored or merchandise affected by other similar defenses rendering it not first quality (such as, for example, watches that are not running, watches without boxes and/or paperwork, watch bands, semi-mounts, broken sets (e.g., bridal sets missing components or single earrings), unsold goods requiring repair, or pierced earrings without backs), and as to which Agent and Merchant mutually agree on its value to define its Cost Value.

(ii)       “Department Store Merchandise” means merchandise from Merchant’s department store operations.

(iii)      “DC Merchandise” means those items of inventory located in Merchant’s distribution center; provided however that the DC Merchandise shall conform to the information set forth on Exhibit 5.1(b)(iii) and provided further that DC Merchandise shall not include any goods which had been offered for sale in, or allocated to, any of Merchant’s department store operations. Agent agrees to furnish Merchant promptly after the conclusion of any Auction with respect to this Agreement (and, in any event, no later than on the Sale Commencement Date) with Agent’s designation of DC Merchandise for transfer to the Stores.

(iv)      “Display Merchandise” means those items of inventory used in the ordinary course of business as displays or floor models, including inventory that has been removed from its original packaging for the purpose of putting such item on display but not customarily sold or saleable by Merchant, which goods are not otherwise damaged or defective. For the avoidance of doubt, Merchandise created solely for display and that is not saleable in the ordinary course of business shall not constitute Display Merchandise and shall not be sold by Agent.

(v)       “Layaway/Special Order Merchandise” means all items of Merchandise held at the New Stores on layaway, or on special order and delivered by Merchant to the New Stores, in each case, where the goods subject to layaway or special order are properly identified, segregated, and in a condition as described in the documentation.

5.2	Valuation.

(a)       For purposes of this Agreement, “Cost Value” shall mean with respect to each item of Merchandise (other than Defective Merchandise), the lower of: (i) the Cost Value as reflected in the files entitled:

(1)  with respect to the Current Stores:

#02C(2) - BBB_Item_20090716.txt

#02D - CCJ_ITEM_06302009.txt

#02E - Congress Item Master and SKU File 6-27-09.txt

#02U - BBB Hierarchy 6-27-09.txt

#02V - Carlyle Hierarchy 6-27-09.txt

#02W - Congress Hierarchy 6-27-09.txt

#02X - BBB_INV_SKU_58_20090716.txt

#02Y - CCJ_INV_SKU_58_20090716.txt

#02Z - CON_INV_SKU_58_20090716.txt

and

(2)  with respect to the New Stores:

02Q - BBB_INV_SKU_49_20090716.txt

_02R - CCJ_INV_SKU_49_20090716.TXT

_02P - Carlyle Hierarchy 6-27-09.TXT

_02O - BBB Hierarchy 6-27-09.txt

_02C(2) - BBB_Item_20090713.txt

_02D(2) - CCJ_ITEM_06302009.TX

as posted to Merchant’s due diligence data room on July ___, 2009 (the “Inventory Cost File”) or (ii) the Reference Price of such item; provided, however, that only in connection with calculation of the Inventory Floor and Inventory Ceiling under Section 3.1(c) and the Cost Factor under Section 11.1(v), the Cost Value shall be as set forth in Section 5.2(a)(i) and will not include any Reference Price data. With respect to Defective Merchandise, “Cost Value” shall mean the value that Merchant and Agent reasonably agree (it being the parties expectation that Defective Merchandise for which Merchant and Agent cannot agree on a “Cost Value” will be excluded from the Sale). Merchant represents that the Inventory Cost File does not account for any volume discounts, advertising co-op discounts, rebates or discounts associated with expedited payment terms offered by any vendor (collectively, the “Buying Discounts”), and Merchant and Agent agree that the Cost Value of any item of Merchandise shall not be adjusted for any such amounts.

(b)       For purposes of this Agreement, “Reference Price” shall mean with respect to each item of Merchandise the “Ticket Retail” price identified for such item of Merchandise, as reflected in the Inventory Cost File.

5.3     Removed Goods. In the event that Merchant elects or is required to remove goods from the Sale prior to the Auction (the “Removed Goods”), and that such removal results in one or more breaches of the representations and warranties in this Agreement, Merchant and Agent shall negotiate in good faith to amend this Agreement prior to the auction to provide for (a) an equitable reduction of the Guaranty Percentage to take into account the removal of the Removed Goods, and (b) to conform the applicable representation and warranties (and to the extent necessary, other provisions) hereof to the Merchandise levels and mix remaining after such removal.

5.4     Excluded Goods. Merchant shall retain all rights and responsibility for any goods not included as “Merchandise” hereunder (the “Excluded Goods”). At Merchant’s election, to be exercised on or before the Sale Commencement Date (except with respect to the Department Store Merchandise, in which case the election must be exercised on or before October 14, 2009, Agent shall accept goods, including Removed Goods and/or Display Goods (if Merchant so elects), not included as “Merchandise” hereunder for sale as “Agent Commission Sale Goods” at prices established by the Agent. Except with respect to Department Store Merchandise that Merchant elects to treat as Agent Commission Sale Goods, the Agent shall retain twenty percent (20%) of the sale price for all sales of Agent Commission Sale Goods, and Merchant shall receive eighty percent (80%) of the receipts in respect of such sales; provided however, Agent shall have the exclusive right to determine the sale prices for any Removed Goods that Merchant has elected to be treated as Agent Commission Sale Goods. With respect to Department Store Merchandise that Merchant elects to treat as Agent Commission Sale Goods, Agent shall retain twenty five percent (25%) of the sale price for all sales of Agent Commission Sale Goods, and Merchant shall receive seventy five percent (75%) of the receipts in respect of such sales, and Agent shall have the sole right to determine the sale prices and sales strategy for any such goods. Any unsold Agent Commission Sale Goods at the end of the Sale shall be returned to Merchant. If Merchant does not elect to have Agent sell Excluded Goods (including any Removed Goods or Department Store Merchandise) as Agent Commission Sale Goods, then all such items will be removed by Merchant from the Stores at its expense as soon as practicable after the Sale Commencement Date. Except as expressly provided in this Section 5.4, Agent shall have no cost, expense or responsibility in connection with any Excluded Goods.

Section 6.	Sale Term.

6.1     Term. Subject to the Approval Order, the Sale shall commence at the Stores on the first day after entry of the Approval Order by the Bankruptcy Court, which shall be entered no later than September 3, 2009 (the “Sale Commencement Date”). Subject to any restrictions that may exist (after giving effect to the application of the Approval Order) by virtue of applicable law or regulation, and/or the terms of the applicable Store leases, reciprocal easement agreements and other similar agreements relating to the occupancy of the Stores all of which are specifically disclosed on Exhibit 6.1, (collectively, “Occupancy Agreements”), the Agent shall complete the Sale at each Store, and shall vacate each Store’s premises in favor of Merchant or its representative or assignee on or before: (i) the applicable lease termination date, with respect to the Stores identified on Exhibit 6.1 annexed hereto; or (ii) January 31, 2010 (the “Sale Termination Date”). The period from the Sale Commencement Date to the Sale Termination Date shall be referred to herein as the “Sale Term.” Subject to applicable law or regulation, the Sale Termination Date may be (a) extended by mutual written agreement of Agent and Merchant, upon request of Agent; or (b) accelerated by Agent, in which case Agent shall provide Merchant with not less than seven (7) days advance written notice of any such planned accelerated Sale Termination Date.

6.2     Vacating the Stores. On the Sale Termination Date, the Agent shall leave the Stores in “broom clean” condition (ordinary wear and tear excepted). All assets of Merchant used by Agent in the conduct of the Sale (e.g. FF&E, Supplies, etc.) shall be returned by Agent to Merchant or left at the Stores premises at the end of the Sale Term to the extent the same have not been used in the conduct of the Sale or have not been otherwise disposed of through no fault of Agent; provided, however, Agent shall remove all Remaining Merchandise at each of the Stores and Agent shall retain title of the unsold Merchandise, subject to Agent’s obligations to dispose of such Remaining Merchandise in accordance with Section 3.3 hereof.

Section 7.	Sale Proceeds.

7.1     Proceeds. For purposes of this Agreement, “Proceeds” shall mean the aggregate of (a) the total amount (in dollars) of all sales of Merchandise and Additional Agent Merchandise made under this Agreement, exclusive of Sales Taxes, and specifically excluding (i) proceeds from Merchant’s sale of merchandise prior to the Sale Commencement Date; and (ii) collections of accounts receivable at the Store level, if any; and (b) all proceeds of (i) Merchant’s (or Agent’s, if applicable) insurance for loss or damage to, as the case may be, Merchandise Additional Agent Merchandise or loss of cash arising from events occurring during the Sale Term; provided, however, to the extent that such insurance proceeds exceed the sum of (x) the portion of the Guaranteed Amount attributable to such lost or damaged, as the case may be, Merchandise or Additional Agent Merchandise, plus (y) Expenses incurred to date and directly attributable to the sale of such lost or damaged, as the case may be, Merchandise or Additional Agent Merchandise, plus (z) the Agent’s Fee that is attributable or that would have been attributable to such lost or damaged, as the case may be, Merchandise or Additional Agent Merchandise (the “Insurance Proceeds Threshold’), then the excess insurance proceeds above the Insurance Proceeds Threshold shall be treated as Proceeds. Proceeds shall also include any and all proceeds received by Agent from the disposition, in a commercially reasonable manner, of Remaining Merchandise at the end of the Sale whether through salvage, bulk sale or otherwise.

7.2	Control of Proceeds.

(a)       From and after the Payment Date, Agent may establish its own accounts, dedicated solely for the deposit of the Proceeds and the disbursement of amounts payable to Agent hereunder (the “Agency Accounts”) and Merchant shall promptly upon Agent’s request execute and deliver all necessary documents to open and maintain the Agency Accounts. Agent shall exercise sole signatory authority and control with respect to the Agency Accounts; provided, however, upon request, Agent shall deliver to Merchant copies of all bank statements and other information relating to such accounts. Merchant shall not be responsible for and Agent shall pay as an Expense hereunder, all bank fees and charges, including wire transfer charges, related to the Agency Accounts, whether received during or after the Sale Term. Upon Agent’s designation of the Agency Accounts, all Proceeds of the Sale (including credit card proceeds) shall be deposited into the Agency Accounts.

(b)       During the period between the Sale Commencement Date and the date (if any) Agent designates the Agency Accounts, all Proceeds of the Sale (including credit card proceeds), shall be collected by Agent and deposited on a daily basis into depository accounts designated by Merchant for the Stores, which accounts shall be designated solely for the deposit of Proceeds of the Sale (including credit card proceeds), and the disbursement of amounts payable by Agent hereunder (the “Designated Deposit Accounts”). Commencing on the first business day following the Payment Date and on each business day thereafter, Merchant shall promptly pay to Agent by wire funds transfer all collected funds constituting Proceeds deposited into the Designated Deposit Accounts.

(c)       Credit Card Proceeds. Agent shall have the right (but not the obligation) to use Merchant’s credit card facilities (including Merchant’s credit card terminals and processor(s), credit card processor coding, Merchant identification number(s) and existing bank accounts) for credit card Proceeds and credit card transactions shall be processed using Merchant’s customary practices and procedures. All credit card Proceeds shall be deposited into the Designated Deposit Accounts. Merchant shall not be responsible for and Agent shall pay as an Expense hereunder, all credit card fees, charges, and chargebacks related to the Sale, whether received during or after the Sale Term.

Section 8.	Conduct of the Sale.

8.1     Rights of Agent. Agent shall be permitted to conduct the Sale as a “going out of business,” “store closing,” “sale on everything”, or similar theme sale in the Stores throughout the Sale Term in a manner consistent with the Sale guidelines annexed hereto as Exhibit 8.1 (the “Sale Guidelines”). Agent shall conduct the Sale in the name of and on behalf of Merchant in a commercially reasonable manner and in compliance with the terms of this Agreement. In addition to any other rights granted to Agent hereunder, but subject to the terms of this Agreement, the Agent shall be permitted to:

(a) establish and implement advertising, signage and promotion programs consistent with the applicable theme (including, without limitation, by means of media advertising, internet, email, and direct mailings, banners, sign-walkers, A-frame and similar interior and exterior signs);

(b) establish Sale prices and Store hours;provided however, during the Sale Term, the Agent will (a) provide Merchant with necessary information for Merchant to notify the Indenture Lien Holders, at least one day in advance, of any change in the prevailing discount rate utilized at the Stores, but in any event no less frequently then weekly, commencing on the Sale Commencement Date; and (b) provide Merchant, for dissemination to the Indenture Lien Holders, with a weekly report detailing by Store the corresponding prevailing discount rate and a calculation of the weighted average prevailing discount rate for all Stores, based on the balance of the then remaining Merchandise at the Stores;

(c) use in furtherance of the Sale only, without charge during the Sale Term, all FF&E, advertising materials, Store-level and corporate-level customer lists and mailing lists (including without limitation email lists), computer hardware and software, existing Supplies located at the Stores, intangible assets (including Merchant’s name, logo and tax identification numbers), Store keys, case keys, security codes, and safe and lock combinations required to gain access to and operate the Stores, and any other assets of Merchant located at the Stores (whether owned, leased, or licensed); provided, however, that if Agent elects to use Merchant’s third-party mailer provider, Agent shall pay for all actual costs thereof.

(d) use without charge, Merchant’s central office facilities, central administrative services and personnel to process payroll, perform MIS and provide other central office services necessary for the Sale; provided, however, that in the event that Agent expressly requests Merchant to provide services other than those normally provided to the Stores and relating to the sale of merchandise by Merchant, Agent shall be responsible for the actual incremental cost of such services as an Expense; and

(e) following the completion of the Inventory Taking at both the transferring and the receiving stores, to transfer Merchandise between and among the Stores, the costs of which shall be paid by Agent as an Expense of the Sale; provided however, the Store manager or assistant Store manager at both the transferring and receiving Stores must sign and acknowledge the transfer out and transfer in of each transfer of Merchandise, confirming the number of units, the SKU numbers and the Reference Price of such transferred Merchandise; provided however, Merchant shall have the right to monitor all such transfers of Merchandise between Stores.

8.2     Terms of Sales to Customers. All sales of Merchandise will be “final sales” and “as is”, and all advertisements and sales receipts will reflect the same. Agent shall clearly mark all tickets and receipts for the Merchandise sold at the Stores during the Sale Term so as to distinguish such Merchandise from the merchandise sold at Merchant’s ongoing retail store locations. Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturers’ warranties to customers; provided however, all non-manufacturer warranties or lifetime warranties shall be removed from the Stores prior to the Sale Commencement Date. All sales will be made only for cash and nationally recognized bank credit cards or by other nationally recognized credit facilities, and, to the extent Merchant’s credit card provider consents, Agent may (but shall not be required to) use Merchant’s proprietary credit card for the sale of Merchandise. Agent may accept personal checks during the Sale Term, provided however, Agent shall be responsible for all losses from bad or dishonored checks. During the Sale Term, Agent will accept Merchant’s gift certificates and Store credits issued by Merchant prior to the Sale Commencement Date, provided that Agent shall be reimbursed by Merchant in connection with the Sale reconciliation contemplated under Section 3.7 hereof on a dollar for dollar basis for any gift certificates and Store credits accepted by Agent. Agent shall not accept Merchant’s coupon/discount cards during the Sale Term.

8.3     Sales Taxes. During the Sale Term, all sales, excise, gross receipts and other taxes attributable to sales of Merchandise (other than taxes on income) payable to any taxing authority having jurisdiction (collectively, “Sales Taxes”) shall be added to the sales price of Merchandise and collected by Agent at the time of sale, on Merchant’s behalf, and deposited into Merchant’s existing accounts, trust accounts or other accounts, as designated by Merchant. Provided that Agent has collected all Sales Taxes during the Sale and remitted the proceeds thereof to Merchant, Merchant shall promptly pay when due all Sales Taxes and file all applicable reports and documents required by the applicable taxing authorities. Merchant will be given access to the computation of gross receipts for verification of all such Sales Tax collections.If Agent fails to perform its responsibilities in accordance with this Section 8.3, and provided Merchant complies with its obligations in accordance with this Section 8.3, Agent shall indemnify and hold harmless Merchant, and its officers, directors and agents from and against any and all costs including, but not limited to, reasonable attorneys’ fees, assessments, fines or penalties which Merchant, its officers, directors or agents, sustains or incurs as a result or consequence of the failure by Agent to collect Sales Taxes and/or, to the extent Agent is required hereunder to prepare reports and other documents, the failure by Agent to promptly deliver any and all reports and other documents required to enable Merchant to file any requisite returns with such taxing authorities.

8.4     Supplies. Agent shall have the right to use all existing supplies located at the Stores including, without limitation, boxes, bags, twine, jewelry tools and case display elements (collectively, “Supplies”) at no charge to Agent. In the event that additional Supplies are required in any of the Stores during the Sale, Agent shall purchase Supplies from a third party vendor and, although Merchant may in its discretion elect to do so, Merchant shall have no obligation to provide or sell additional Supplies to Agent. Prior to the date of this Agreement, Supplies have not been transferred, and shall not be transferred, prior to the Sale Commencement Date, by Merchant to or from the Stores so as to alter the mix or quantity of Supplies at the Stores from that existing on such date, other than in the ordinary course of business.

8.5	Pre-Sale Returned Merchandise/Latent Defect Merchandise.

(a) Agent shall not accept returns of Merchandise at the Current Stores (other than at Store No. #12533 in Northpark Center, Dallas, Texas). With respect to the New Stores and Store #12533, Agent shall accept returns of merchandise sold by Merchant prior to the Sale Commencement Date from the New Stores and/or Store No. #12533, consistent with Merchant’s return policy in effect at the time such merchandise was purchased (the “Pre-Sale Returned Merchandise”). To the extent that any item of Pre-Sale Returned Merchandise is saleable as first-quality finished merchandise, it shall be included as Merchandise in the Sale. During the first twenty one (21) days after the Sale Commencement Date, the aggregate Cost Value of the Merchandise shall be increased by the Cost Value of any Pre-Sale Returned Merchandise included in Merchandise, and the Guaranteed Amount shall be adjusted accordingly. Thereafter, the aggregate Cost Value of the Merchandise shall be increased by the Cost Value of any Pre-Sale Returned Merchandise included in Merchandise, multiplied by the inverse of the then prevailing Sale discount, and the Guaranteed Amount shall be adjusted accordingly. Any increase in payment on account of the Guaranteed Amount as a result of Pre-Sale Returned Merchandise shall be paid by Agent as part of the weekly sale reconciliation. Agent shall not accept returns of merchandise where the customer contemplates repurchasing the same item so as to take advantage of the sale price being offered by Agent. Agent shall reimburse customers for Pre-Sale Returned Merchandise in the same tender as such item was purchased (the “Pre-Sale Refund”). Merchant shall promptly reimburse Agent in cash for any Pre-Sale Refunds Agent is required to issue to customers in respect of any Pre-Sale Returned Merchandise as part of the weekly reconciliation process. To the extent that Merchant is required to reimburse Agent for refunds to customers in respect of any Pre-Sale Returned Merchandise, such amounts shall not reduce Proceeds under this Agreement. Any Pre-Sale

Returned Merchandise not included in Merchandise shall be disposed of by Agent in accordance with instructions received from Merchant or, in the absence of such instructions, returned to Merchant at the end of the Sale Term. Merchant and Agent shall jointly track returns of Pre-Sale Returned Merchandise for the purpose of determining any increase or decrease of the Guaranteed Amount, or any amounts owed by Merchant to Agent as a result of Agent accepting such returns.

(b) During the Sale Term, Agent shall accept returns of Merchandise sold by Agent during the Sale Term only to the extent that such items contains a defect which the lay consumer could not reasonably determine was defective by visual inspection of the Merchandise at the store prior to purchase (a “Latent Defect” and any such Merchandise, the “Latent Defect Returned Merchandise”); provided that, (i) the consumer must return the Latent Defect Returned Merchandise within 30 days of the consumer's purchase or date of last repair, whichever is latest in time, (ii) the consumer must provide the receipt, and (iii) the asserted defect must in fact be a Latent Defect. Agent shall reimburse customers for Latent Defect Returned Merchandise in the same tender as such item was purchased. Merchant shall promptly reimburse Agent in an amount equal to the Cost Value for such item of Latent Defect Returned Merchandise multiplied by the Guaranty Percentage. To the extent that Agent reimburses a customer for an item of Latent Defect Returned Merchandise, such amounts shall reduce or be excluded from Proceeds under this Agreement, and Latent Defect Returned Merchandise shall be excluded from Merchandise under this Agreement. All Latent Defect Returned Merchandise shall be disposed of by Agent in accordance with instructions received from Merchant or, in the absence of such instructions, returned to Merchant at the end of the Sale Term.

(c) As soon as practicable after the execution hereof, Merchant and Agent shall mutually agree upon an appropriate protocol for determining whether an item of Pre-Sale Returned Merchandise or Latent Defect Returned Merchandise does in fact contain a Latent Defect.

8.6     Layaway/Special Order Merchandise. Promptly after the execution of this Agreement, Merchant shall, by letter sent by first class mail to each customer for which Merchant holds Layaway/Special Order Merchandise, notify each applicable customer of the following options: (1) the option to obtain a full refund of any amount paid towards the layaway or special order purchase and elect not to complete the layaway or special order transaction; or (2) the option to come into the applicable Store and pay the full amount due and receive the layaway or special order item immediately (the “Layaway/Special Order Notice”), which option shall be exercised on or before the date that is thirty (30) days after the date of the Layaway/Special Order Notice, unless otherwise extended pursuant to the Sale Guidelines (as and where applicable, the “Layaway/Special Order Pick-Up Date”). Subject to applicable law, any Layaway/Special Order Merchandise unclaimed by customers by the Layaway/Special Order Pick-up Date shall be, at Merchant’s option, either (A) included in Merchandise, in which the Guaranteed Amount shall be adjusted as follows: (i) to the extent that Layaway/Special Order Merchandise is saleable as first-quality merchandise, it shall be included in Merchandise and for the purposes of calculation of the Guaranteed Amount, shall be valued at the Cost Value applicable to such item multiplied by the reciprocal of the prevailing Sale discount on the day immediately following the Layaway/Special Order Pick-Up Date, and (ii) to the extent that the Layaway/Special Order Merchandise constitutes Defective Merchandise, such items shall be excluded from the Sale and shall be the responsibility of Merchant in accordance with the provisions of Section 5.4; or (B) removed from the Stores by Merchant. In the event that Agent is required to issue refunds to customers in respect of Layaway/Special Order Merchandise, Merchant shall reimburse Agent in cash for all such amounts. At the end of the Sale Term, Agent shall transfer responsibility for any remaining items of Layaway/Special Order Merchandise back to Merchant after appropriate and legally required communications to customers and reconciliation between Agent and Merchant. All payments by Agent and Merchant required under this Section 8.6 shall be made immediately following the weekly Sale reconciliation by Agent and Merchant pursuant to Section 3.7 hereof. The Stores shall process all Layaway/Special Order Merchandise in accordance with procedures to be agreed upon by Merchant and Agent.

8.7     Force Majeure. If any casualty or act of God or act of terrorism prevents or substantially inhibits the conduct of the Sale at any Store, then such Store and the remaining Merchandise located at such Store shall to the extent commercially reasonable be transferred to other Stores and the cost of such transfer shall be shared equally by Merchant and Agent (as an Expense of the Sale); provided however, if any casualty or act of God prevents the conduct of business in the ordinary course at more than three (3) of the Stores for a period in excess of five (5) consecutive days, such Store and the Merchandise located at such Store shall be eliminated from the Sale and considered to be deleted from this Agreement as of the last date of such event, and Agent and Merchant shall have no further rights or obligations hereunder with respect thereto; provided, however, that (i) the proceeds of any insurance attributable to such Merchandise shall constitute Proceeds hereunder, and (ii) the Guaranteed Amount shall be reduced to account for any Merchandise eliminated from the Sale which is not the subject of insurance proceeds or consolidated (as provided above) into another Store or Stores, and to the extent such reduction results in an Adjustment Amount due to Agent, Merchant shall reimburse Agent for such Adjustment Amount. As noted in the preceding sentence, Agent will use commercially reasonable efforts to consolidate and transfer all Merchandise which is not the subject of insurance proceeds and include said Merchandise in the Sale in other Stores.

8.8     Sale of Service Agreements. Unless prohibited by the Approval Order, Agent shall have the option, in its sole discretion, to continue with the sale of “Assurant Service Agreements”, which shall not be included in the calculation of Proceeds, however, “profits” from the sale of “Assurant Service Agreements” shall be shared. Merchant shall retain or Agent shall remit (if deposited in Agent account) sufficient payment to cover cost of service, and any applicable taxes, after which any remaining amounts shall be deemed “profits” and will be shared fifty percent (50%) to the Merchant and fifty percent (50%) to the Agent.

8.9     Jewelry Repair and Ring-Sizing Services. During the Sale Term, to the extent offered in a Store as at the date of this Agreement, Agent shall have the option, in its sole discretion, to continue to offer on-site jewelry repair and ring sizing services (the “Repair/Sizing Services”). All costs and expenses (including all employee payroll and benefits that accrue during such period) incurred in connection with Agent’s operation of the Repair/Sizing Services shall be paid from the proceeds generated from the operation of these departments, and any excess proceeds shall be shared fifty percent (50%) to Merchant and fifty percent (50%) to Agent.

8.10	Additional Merchandise

(a)  Agent shall be entitled to include in the Sale at the Stores (i) additional merchandise procured by Agent that is of like kind and quality to the Merchandise located in the Stores and (ii) additional merchandise procured by Agent on consignment ((i) and (ii) being collectively defined as “Additional Agent Merchandise”); provided that, the actual documented cost paid by Agent (which shall not include any “lift”) for, and the actual documented freight, handling and insurance expenses and/or any other documented actual costs relating to, the Additional Agent Merchandise shall be Expenses hereunder payable out of Proceeds (to the extent sufficient). The Agent agrees and covenants that the Additional Agent Merchandise shall be purchased or otherwise obtained on an arm’s length basis from unaffiliated third parties and for the exclusive purpose of the Sale hereunder, and that it will not include merchandise from Agent’s or Agent’s affiliates own inventory or other current or prior sales conducted by Agent; provided that, Agent may include Agent merchandise on consignment at the Current Stores as Additional Agent Merchandise hereunder; provided however, to the extent that any of the expenses associated with such goods were reimbursed to Agent under the Existing Agreements, such Expenses shall not be included as an Expense hereunder Agent shall ship Additional Agent Merchandise directly to and from the Stores and not through Merchant’s Distribution Centers.

(b)       At all times and for all purposes, the Additional Agent Merchandise shall be the exclusive property of Agent. The transactions relating to the Additional Agent Merchandise are, and shall be construed as, a true consignment from Agent to Merchant. The Additional Agent Merchandise shall be at all times subject to the control of Agent. If requested by Agent, Merchant shall, at Agent’s expense as an Expense hereunder, insure the Additional Agent Merchandise and, if required, promptly file any proofs of loss with regard to same with Merchant’s insurers.

(c)       In order to distinguish the Additional Agent Merchandise from the Merchandise located in the Stores, Agent shall affix distinctive tags and/or other identifying markings on all items of Additional Agent Merchandise, which shall enable Merchant and Agent, and a reasonable consumer, to distinguish the sales of the Additional Agent Merchandise from the sale of the Merchandise presently included in the Sale at the Stores. Additionally, Agent shall provide signage in the Stores reasonably notifying customers that the Additional Agent Merchandise has been included in the Sale.

Section 9.	Employee Matters.

9.1     Merchant’s Employees. Agent may use Merchant’s employees in the conduct of the Sale to the extent Agent in its sole discretion deems expedient, and Agent may select and schedule the number and type of Merchant’s employees required for the Sale. Agent shall identify any such employees to be used in connection with the Sale (each such employee, a “Retained Employee”) prior to the Sale Commencement Date. Retained Employees shall at all times remain employees of Merchant, and shall not be considered or deemed to be employees of Agent. Merchant and Agent agree that nothing contained in this Agreement and none of Agent’s actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent of any of Merchant’s obligations relating to any of Merchant’s employees including, without limitation, payroll, benefits, Excluded Benefits, Worker Adjustment Retraining

Notification Act (“WARN Act”) claims, or other termination type claims and obligations, or any other amounts required to be paid by statute or law; nor shall Agent become liable under any collective bargaining or employment agreement or be deemed a joint or successor employer with respect to such employees.

9.2     Termination of Employees. Agent may in its discretion stop using any Retained Employee at any time during the Sale. In the event that Agent determines to stop using any Retained Employee, Agent will notify Merchant at least ten (10) days prior thereto, except with respect to situations where Agent determines to discontinue the use of the Retained Employee “for cause” (such as dishonesty, fraud or breach of employee duties), in which event Agent shall work with Merchant’s human resources department in investigating whether cause for immediate termination exists, and shall continue to follow Merchant’s practices and policies with respect to the treatment of such Retained Employee. During such investigation, Agent shall continue to reimburse Merchant for such employee’s Base Payroll and benefits provided for in Section 4.1(A)(1)(a). From and after the date of this Agreement and until the Sale Termination Date, Merchant shall not transfer or dismiss employees of the Stores except “for cause” without Agent’s prior consent. For the avoidance of doubt, notwithstanding any notice to the contrary, only Merchant shall have the authority to terminate any of the Retained Employees.

9.3     Payroll Matters. During the Sale Term, Merchant shall process and pay the Base Payroll and all related payroll taxes, worker’s compensation and benefits for all Retained Employees in accordance with its usual and customary procedures. In addition, to the extent so requested by Agent, Merchant shall process Base Payroll and all related payroll taxes, worker’s compensation and benefits for temporary employees through Merchant’s payroll systems, provided however, in such event, all such temporary employees shall be recruited, and an appropriate background check conducted, in a manner consistent with Merchant’s current hiring practices. All such recruitment and background checks shall be conducted in conjunction with Merchant’s human resources department and the costs and expenses associated therewith shall be an Expense of the Sale.

9.4     Employee Retention Bonuses. Agent shall have the right to elect to pay, as an Expense, retention bonuses (each a “Retention Bonus”) (which bonuses shall be inclusive of payroll taxes but as to which no benefits shall be payable), up to a maximum of 10% of Base Payroll (excluding SPIFFS), to certain Retained Employees who do not voluntarily leave employment and are not terminated “for cause”. Subject only to the limitation of 10% of base payroll (excluding SPIFFS), the actual to be paid to each such Retained Employee shall be in an amount to be determined by Agent, and shall be payable within thirty (30) days after the Sale Termination Date, and shall be processed through Merchant’s payroll system. Agent shall provide Merchant with a copy of Agent’s Retention Bonus plan within five (5) days following the execution of this Agreement.

Section 10.  Conditions Precedent. The willingness of Agent and Merchant to enter into the transactions contemplated by this Agreement are directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by the applicable party:

(a) All representations and warranties of Merchant and Agent hereunder shall be true and correct in all material respects and no Event of Default shall have occurred at and as of the date hereof and as of the Sale Commencement Date; and

(b) At or prior to any hearing approving the competitive bidding procedures contemplated by Section 17.10 hereof, Merchant shall have obtained (i) any necessary consent to the Sale from the Secured Lenders and from the Trustee; and either (ii) the express consent of the Trustee on behalf of the Indenture Lien Holders to the provisions of Section 3.4(a) hereof, or (iii) Merchant shall have made alternative accommodations, that are reasonably acceptable to Merchant, Agent and the Lender Agent, in order to protect Agent’s right to receive payment of any Adjustment Amount in the event of an overpayment of the Guaranteed Amount.

(c)       The Bankruptcy Court shall have entered the Approval Order in form and substance acceptable to Agent, Merchant, Lender Agent and the Indenture Lien Holders on or before September 2, 2009.

Section 11.	Representations and Warranties.

11.1   Merchant’s Representations, Warranties, Covenants, and Agreements. Merchant hereby represents, warrants, covenants, and agrees in favor of Agent as follows:

(a) Merchant: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted; and (iii) is, and during the Sale Term will continue to be, duly authorized and qualified as a foreign company to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including the jurisdiction in which the Stores are located.

(b) Subject to the consent of (i) the Secured Lenders, and (ii) the Trustee on behalf of the Indenture Lien Holders to this Agreement, Merchant has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the “Agency Documents”) and to perform fully its obligations thereunder. Merchant has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required for Merchant to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale. Each of the Agency Documents has been duly executed and delivered by Merchant and constitutes the legal, valid and binding obligation of Merchant enforceable in accordance with its terms. No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair, or is required for Merchant’s consummation of, the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor. No contract or other agreement to which Merchant is a party or by which the Merchant is otherwise bound will prevent or impair the consummation of the Sale and the other transactions contemplated by this Agreement.

(c) Subject to entry of the Approval Order, except for the pre-existing liens of the Secured Lenders, the Indenture Lien Holders, and those liens that are set forth in Exhibit 11.1(c) (collectively, the “Pre-Existing Liens”), Merchant has, and will at all times during the Sale Term, good and marketable title to all of the inventory at the Stores and all inventory on order by the Merchant, including, without limitation, the Merchandise, free and clear of all other liens, claims and encumbrances of any nature. Except for the Pre-Existing Liens, Merchant shall not create, incur, assume or suffer to exist any security interest, lien or other charge or encumbrance upon or with respect to any of the Merchandise or the Proceeds.

(d) Except as disclosed by Merchant on Exhibit 11.1(d), or as otherwise expressly contemplated by this Agreement, from July 1, 2009 through the Sale Commencement Date, Merchant has not and shall not purchase or transfer to or from the New Stores any merchandise or goods outside the ordinary course in anticipation of the Sale or of the Inventory Taking.

(e) Merchant has previously disclosed to Agent that: (a) commencing in or about January, although Merchant continued to ship special order goods and goods on hand in the Distribution Centers to the New Stores, Merchant discontinued ordering and purchasing new inventory and as a result shipments to the New Stores were not consistent with historic practices; (c) in or about January 2009, Merchant began consolidating substantially all of the DC Merchandise in all of its locations to the Stores; and (d) shipments from the Distribution Centers to the Current Locations were discontinued once the promotional sale contemplated by the Consulting Agreement commenced).

(f)  No action, arbitration, suit, notice or legal, administrative or other proceeding before any court or governmental body has been instituted by or against the Merchant, or has been settled or resolved, or to Merchant’s knowledge, threatened, against Merchant in relation to this Agreement or that, if adversely determined, would have a material adverse affect the conduct of the Sale.

(g) In or about January 2009, the existing business and economic conditions caused Merchant to be more aggressive in its efforts to stimulate business and reduce inventory levels, thereby resulting in Merchant being more aggressive in its point of sale discounting and movement of goods to clearance pursuant to a business stimulation plan which is attached hereto as Exhibit 11.1(g)(i). Except as set forth on Exhibit 11.1(g)(i) or disclosed elsewhere in this Agreement, or the Exhibits hereto, Merchant covenants that from July 1, 2009 through the Sale Commencement Date, it has and will continue to operate the New Stores in the ordinary course of business, including, specifically (i) selling inventory during such period at customary prices, based upon the existing business stimulation plan described above (ii) not promoting or advertising any sales or in-store promotions (including POS promotions) to the public (except for Merchant’s historic and customary promotions for all of its locations, (iii) except as provided for on Exhibit 11.1(g)(ii), not returning inventory to vendors and not transferring inventory or Supplies between or among Stores outside the ordinary course of business, except for cancellations of orders of goods by Merchant, and (iv) not making any management personnel moves or changes at the Stores outside the ordinary course of business without Agent’s prior written consent).

(h) To Merchant’s knowledge, all Merchandise is in compliance with all applicable federal, state or local product safety laws, rules and standards. Merchant shall provide Agent with its historic policies and practices regarding product recalls prior to the taking of the inventory at the Stores.

(i)  As of the date of the Agreement, to Merchant’s knowledge, and except with respect to events which are stayed by virtue of the filing of the Bankruptcy Case, no event of default or event which, with the giving of notice, the passage of time, or both, has occurred on the part of the Merchant under any Occupancy Agreement that could have a material adverse effect on the Sale. From and after the Sale Commencement Date, the Agent shall have the right to the unencumbered use and occupancy of, and peaceful and quiet possession of, each of the Stores, the assets currently located at the Stores and the utilities and other services provided at the Stores.

(j)  Except as may be impacted/restricted by the filing of the Bankruptcy Case, and subject to Agent’s obligation to fund Expenses hereunder, Merchant has paid and will continue to pay throughout the Sale Term, (i) all self-insured or Merchant funded employee benefit programs for employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs, (ii) all casualty, liability, worker’s compensation and other insurance premiums, (iii) all utilities provided to the Stores, and (iv) all applicable taxes.

(k) Merchant is not a party to any collective bargaining agreements with its employees, and no labor unions represent Merchant’s employees at the Stores, and to the Merchant’s knowledge, there are currently no strikes, work stoppages or other labor disturbances affecting the Stores, or Merchant’s central office facilities.

(l)  As of the date of this Agreement, to Merchant’s knowledge, Merchant is current in the payment of all or substantially all telephone, utilities, taxes, insurance and advertising liabilities. .

(m) Merchant’s relationship with Agent is solely that of agent and principal, not that of joint venturers or partners.

(n)  Merchant has and will throughout the Sale Term maintain its pricing files in the ordinary course of business, and prices charged to the public for goods (whether in-Store, by advertisement or otherwise) are the same in all material respects as set forth in such pricing files for the periods indicated therein; provided however the pricing files do not and shall not reflect any discretionary, non-advertised discounts that Merchant authorized its sales clerks to give to customers, on a case by case basis, in order to close a sale transaction (the “Discretionary Discounts). All pricing files and records reasonably requested by Agent relative to the Merchandise have been and will continue to be made available to Agent. All such pricing files and records are and shall continue to be true and accurate in all material respects as to the actual cost to Merchant for purchasing the goods referred to therein and as to the selling price to the public for such goods as of the dates and for the periods indicated therein, other than Discretionary Discounts. Other than with respect to a minimal number of SKUs in the Stores operated under the Carlyle Brand, Merchant does not, as a matter of course, take hard markdowns on items of Merchandise and the “Ticket Price” does not reflect point-of-sale or other temporary promotional activity, or Discretionary Discounts.

(o)      Merchant has maintained its Inventory Cost File in the ordinary course of business and consistent with Merchant’s past practices including, without limitation, inbound duty for imports, but excluding freight and other shipping charges and Buying Discounts.

(p)      Merchant has not, and shall not up to the Sale Commencement Date, marked up or raised the price of any items of Merchandise, or removed or altered any tickets or any indicia of clearance or reduced price merchandise in anticipation of the Sale, except in the ordinary course of business.

(q)	[Intentionally Omitted]

(r)       Merchant shall throughout the Sale Term maintain in good working order, condition and repair, at its sole expense (except to the extent such amounts are included in Occupancy Expenses), all cash registers, heating systems, air conditioning systems, elevators, escalators, Store alarm systems, and all other mechanical devices used in the ordinary course of operation of the Stores, except to the extent that such disrepair is caused by, or the result of Agent’s (or its representative’s or agents’) negligence or willful misconduct.

(s)      Except as increases or amounts that are payable in the ordinary course of Merchant’s business, Merchant has not and shall not throughout the Sale Term without giving Agent two (2) business days’ prior written notice and obtaining Agent’s consent (which consent shall not be unreasonably withheld or delayed), take any actions which are intended to increase the cost of conducting the Sale including, without limitation, increasing salaries or other amounts payable to employees.

(t)       To the best of Merchant’s knowledge, all information provided by Merchant to Agent in the course of Agent’s due diligence and preparation and negotiation of this Agreement (including information as to the Store inventories and operating expenses) is, as of the date provided to Agent, true and accurate in all material respects.

(u)      Merchant represents that (i) the Reference Price for any item of Merchandise does not and shall not include any Sales Taxes and (b) all registers located at the Stores are programmed to correctly compute all Sales Taxes required to be paid by the customer under applicable law.

(v)      The aggregate Cost Value of the Merchandise included in the Sale at the New Stores, as a percentage of the aggregate Reference Price of Merchandise included in the Sale at the New Stores (as determined in accordance with the Inventory Taking) shall be no more than forty-eight and fifty-five hundredths percent (48.55%) (the “Cost Factor”).  In the event that the Cost Factor at the New Stores is greater than forty-eight and fifty-five hundredths percent (48.55%), then the Guaranty Percentage shall be adjusted in accordance with Exhibit 11.1(v).

(w)      The composition of the Merchandise in the New Stores as of the Sale Commencement Date shall be as set forth in the Inventory Cost File in all material respects.

(x)       The ticketed prices for the Merchandise shall not materially differ from the “Ticket Retail” price identified in the Inventory Cost File.

(y)       On or before the Sale Commencement Date, Merchant shall provide Agent with a copy of Merchant’s loss prevention policies that have been implemented in the Stores for loss prevention purposes, as well to satisfy certain requirements imposed on Merchant under Merchant’s insurance policies (the “Loss Prevention Policies”).

11.2   Agent’s Representations, Warranties, Covenants and Agreements. Agent hereby represents, warrants, covenants and agrees in favor of Merchant as follows:

(a) Agent: (i) is an entity validly existing and in good standing under the laws of the State of its organization; (ii) has all requisite power and authority to consummate the transactions contemplated hereby; and (iii) is and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification.

(b) Agent has the right, power and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder. Agent has taken all necessary actions required to authorize the execution, delivery, and performance of the Agency Documents, and no further consent or approval is required on the part of Agent for Agent to enter into and deliver the Agency Documents and to perform its obligations thereunder. Each of the Agency Documents has been duly executed and delivered by the Agent and constitutes the legal, valid and binding obligation of Agent enforceable in accordance with its terms. No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair or is required for Agent’s consummation of the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor. No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

(c) No action, arbitration, suit, notice, or legal administrative or other proceeding before any court or governmental body has been instituted by or against Agent, or has been settled or resolved, or to Agent’s knowledge, threatened, which questions the validity of this Agreement or any action taken or to be taken by Agent in connection with this Agreement, or which, if adversely determined, would have a material adverse effect upon Agent’s ability to perform its obligations under this Agreement.

(d) Agent currently is able to pay its debts as they become due and currently owns property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Agent currently has adequate capital to carry on its business as contemplated by this Agreement. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Agent.

(e) Agent currently has and will have sufficient funds in order to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder, including without limitation, payment of the Guaranteed Amount and all Expenses.

(f)  Agent shall, subject to the provisions of the Approval Order, perform all of its obligations contemplated by this Agreement in compliance in all material respects with all applicable federal, state and local laws, rules, and regulations.

(g) Agent shall not cause or permit liens to attach to the Merchant’s property.

(h) During the Sale Term, Agent shall comply with applicable law and Merchant’s policies and code of conduct with respect to the treatment of Merchant’s employees and the conduct of Agent’s employees or representatives at the Stores.

(i)  During the Sale Term, in order to comply with certain insurance restrictions, Agent shall comply with the Merchant’s Loss Prevention Policies including, but not limited to, putting appropriate Merchandise in safes and drawers at the close of business each day of the Sale.

Section 12.      Agent acknowledges that Merchant is currently conducting “store closing” and simliar themed sales at the Current Stores and will continue to conduct such sales, or such other themed sales as it may elect, at the Current Stores during a period that will overlap with the Sale Term. Agent acknowledges that any such liquidation, acceleration or alteration of discounts (including the conversion of such sales to “going-out-of-business” sales) at the Current Stores shall not be deemed to interfere or compete with the Sale.

Section 13.	Insurance.

13.1   Merchant’s Liability Insurance. Merchant shall continue at its cost and expense until the Sale Termination Date, in such amounts as it currently has in effect, all of its liability insurance policies including, but not limited to, products liability, comprehensive public liability, auto liability and umbrella liability insurance, covering injuries to persons and property in, or in connection with Merchant’s operation of, the Stores, and shall cause Agent to be named an additional insured with respect to all such policies. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional insured, in form reasonably satisfactory to Agent. During the Sale Term, all such policies shall require at least thirty (30) days prior notice to Agent of cancellation, non-renewal or material change. In the event of a claim under any such policies Merchant shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Agent, or Agent’s employees, independent contractors or agents (other than Merchant’s employees).

13.2   Merchant’s Casualty Insurance. Merchant will provide throughout the Sale Term at its expenses, fire, flood, theft and extended coverage casualty insurance covering the Merchandise in a total amount equal to no less than the Cost Value thereof. In the event of a loss to the Merchandise on or after the date of this Agreement, the proceeds of such insurance attributable to the Merchandise plus any self insurance amounts and the amount of any deductible (which amounts shall be paid by Merchant), shall constitute Proceeds hereunder and shall be paid to Agent. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof, in form and substance reasonably satisfactory to Agent. During the Sale Term, all such policies shall require at least thirty (30) days prior notice to Agent of cancellation, non-renewal or material change. Merchant shall not make any change in the amount of any deductibles or self-insurance amounts prior to the Sale Termination Date without Agent’s prior written consent.

13.3   Worker’s Compensation Insurance. Merchant shall at all times during the Sale Term, at its cost, maintain in full force and effect worker’s compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements. Prior to the Sale Commencement Date, Merchant shall deliver to Agent a certificate of its insurance broker or carrier evidencing such insurance.

13.4   Agent’s Insurance. Agent shall maintain, as an Expense of the Sale, throughout the Sale Term, in such amounts as it currently has in effect, comprehensive public liability and automobile liability insurance policies covering injuries to persons and property in or in connection with Agent’s agency at the Stores, and shall cause Merchant to be named an additional insured with respect to such policies. Prior to the Sale Commencement Date, Agent shall deliver to Merchant certificates evidencing such insurance policies, setting forth the duration thereof and naming Merchant as an additional insured, in form and substance reasonable satisfactory to Merchant. In the event of a claim under such policies Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, to the extent said claim arises from or relates to the alleged acts or omissions of Agent or Agent’s employees, agents or independent contractors. During the Sale Term, all such policies shall require at least thirty (30) days prior notice to Merchant of cancellation, non-renewal or material change. Agent shall not make any change in the amount of any deductibles or self-insurance amounts prior to the Sale Termination Date without Merchant’s prior written consent.

13.5   Risk of Loss. Without limiting any other provision of this Agreement, Merchant acknowledges that Agent is conducting the Sale on behalf of Merchant solely in the capacity of an agent, and that in such capacity (i) Agent shall not be deemed to be in possession or control of the Stores or the assets located therein or associated therewith, or of Merchant’s employees located at the Stores, and (ii) except as expressly provided in this Agreement, Agent does not assume any of Merchant’s obligations or liabilities with respect to any of the foregoing. Merchant and Agent agree that Merchant shall bear all responsibility for liability claims of customers, employees and other persons arising from events occurring at the Stores during and after the Sale Term, except to the extent any such claim arises directly from the grossly negligent acts or omissions of Agent, or its supervisors or employees located at the Stores (an “Agent Claim”). In the event of any such liability claim other than an Agent Claim, Merchant shall administer such claim and shall present such claim to Merchant’s liability insurance carrier in accordance with Merchant’s historic policies and procedures, and shall provide a copy of the initial documentation relating to such claim to Agent. To the extent that Merchant and Agent agree that a claim constitutes an Agent Claim, Agent shall administer such claim and shall present such claim to its liability insurance carrier, and shall provide a copy of the initial documentation relating to such claim to Merchant. In the event that Merchant and

Agent cannot agree whether a claim constitutes an Agent Claim, each party shall present the claim to its own liability insurance carrier, and a copy of the initial claim documentation shall be delivered to the other party.

Section 14.	Indemnification.

14.1   Merchant Indemnification. Merchant shall indemnify and hold Agent and its officers, directors, employees, agents and independent contractors (collectively, “Agent Indemnified Parties”) harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to:

(a) Merchant’s material breach of or material failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;

(b) any failure of Merchant to pay to its employees any wages, salaries or benefits due to such employees during the Sale Term;

(c) subject to Agent’s compliance with its obligations under Section 8.3 hereof, any failure by Merchant to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by applicable law to be filed in respect thereof;

(d) any consumer warranty or products liability claims relating to Merchandise;

(e) any liability or other claims asserted by customers, any of Merchant’s employees, or any other person against any Agent Indemnified Party (including, without limitation, claims by employees arising under collective bargaining agreements, worker’s compensation or under the WARN Act), except for Agent Claims; and

(f)  the gross negligence or willful misconduct of Merchant or any of its officers, directors, or employees.

14.2   Agent Indemnification. Agent shall indemnify and hold Merchant and its officers, directors, employees, agents and representatives harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to:

(a) Agent’s material breach of or material failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;

(b) Agent’s failure, subject to the Approval Order, to conduct the sale in accordance with applicable law, and the Occupancy Agreements;

(c) any harassment or any other unlawful, tortious or otherwise actionable treatment of any employees or agents of Merchant by Agent or any of its representatives, inclusive of any claims arising from Agent’s failure to comply with Merchant’s policies and code of conduct with respect to treatment of Merchant’s employees and/or the conduct of Agent’s employees or representatives at the Stores (collectively, “Agent Claims”);

(d) any claims by any party engaged by Agent as an employee or independent contractor arising out of such employment ;

(e) any losses incurred by Merchant as a result of Agent’s failure to comply with Merchant’s Loss Prevention Policies;

(f)  any chargebacks relating to or arising from sales transacted using Merchant’s credit card processing facilities and/or from Agent’s acceptance of Merchant’s proprietary credit card ; and

(g) the negligence or willful misconduct of Agent or any of its officers, directors, employees, agents or representatives.

Section 15.	Defaults.

15.1   Events of Default. The following shall constitute “Events of Default” hereunder:

(a)        Merchant’s or Agent’s failure to perform any of their respective material obligations hereunder, which failure shall continue uncured seven (7) days after receipt of written notice thereof to the defaulting party; or

(b)       Any representation or warranty made by Merchant or Agent proves untrue in any material respect as of the date made and throughout the Sale Term; or

(c)       The Sale is terminated or materially interrupted or impaired at the Stores for any reason other than (i) an Event of Default by Agent, or (ii) any other material breach or action by Agent not authorized hereunder.

15.2   Termination. In the event of an Event of Default, the non-defaulting party (in the case of subsection (a) or (b) above), or Agent (in the case of subsection (c) above), may, in its discretion, elect to terminate this Agreement upon seven (7) business days’ written notice to the other party.

15.3   Effect of Termination. Any party’s damages or entitlement to equitable relief on account of an Event of Default shall be determined by the Bankruptcy Court.

Section 16.      Fixtures. With respect to FF&E owned by Merchant and located at the Stores (collectively, the “Owned FF&E”), at Merchant’s sole option, exercisable by Merchant in writing within fourteen (14) days after the Sale Commencement Date, Agent shall, at Merchant’s election (“FF&E Election”), sell the Owned FF&E in any such Stores. In the event Merchant exercises the FF&E Election with respect to the FF&E in any Store(s), Agent shall be entitled to receive a commission equal to twenty-five percent (25%) of the net proceeds from the sale of such FF&E, net of sales and expenses incurred in connection with the disposition of the FF&E in accordance with a budget to be mutually agreed upon between Merchant and Agent, prior to the

Sale Commencement Date, and Merchant shall reimburse Agent for all expenses incurred in connection with the disposition of the FF&E not to exceed the amounts and categories set forth in such budget. Merchant may, with the consent of the Indenture Lien Holders, elect to receive, in lieu of proceeds net of expenses and Agent’s commission, a lump sum payment, on a per Store basis, in an amount to be agreed upon between Merchant, in consultation with the Indenture Lien Holders and Agent, in which case all costs and expenses associated with the disposition thereof shall be borne by Agent. In either event, as of the Sale Termination Date, Agent may abandon in place in a neat and orderly manner any unsold FF&E at the Stores. In the event that Merchant elects to have someone other than the Agent dispose of the Owned FF&E (the “FF&E Agent”), Agent agrees that it shall cooperate with such FF&E Agent, provided however, it is understood that such FF&E Agent’s efforts shall not unreasonably interfere with Agent’s conduct of the Sale, and, removal of any such FF&E shall be done in coordination with and with the consent of the Agent and consistent with the Sale Guidelines.

Section 17.	Miscellaneous.

17.1   Notices. All notices and communications provided for pursuant to this Agreement shall be in writing, and sent by hand, by facsimile, or a recognized overnight delivery service, as follows:

In the case of Agent:
GORDON BROTHERS RETAIL PARTNERS, LLC
101 Huntington Avenue, 10th Floor
Boston, MA 02199
Attn: Michael Chartock
Rafael Klotz
Fax: 617-531-7906
Email: mchartock@gordonbrothers.com
rklotz@gordonbrothers.com

With a copy to:

GOULSTON & STORRS, P.C.

400 Atlantic Avenue

Boston, MA 02110

Attn: James F. Wallack, Esq.

Fax: 617-574-7646

Email: jwallack@goulstonstorrs.com

In the case of Merchant:

FINLAY FINE JEWELRY CORPORATION

529 Fifth Avenue

New York, NY 10017

Attn:	Arthur E. Reiner
Joseph M. Melvin

Bonni G. Davis, Esq.
Fax:	(212) 808-0349
Email:	areiner@fnly.com
jmelvin@fnly.com
bdavis@fnly.com

With a copy to:

WEIL GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, NY 10153

Attn:	Lori R. Fife
Simeon Gold
Shai Waisman
Fax:	(212) 310- 8007
Email:	Lori.Fife@weil.com
Simeon.Gold@weil.com

Shai.Waisman@weil.com

and

ASSET DISPOSITION ADVISORS, LLC
2435 Matterhorn Drive
Wexford, PA 15090
Attn:	Barry Gold
Paul Traub
Maura I. Russell
Fax:	(212) 878-8756
Email:	barrygold@aol.com
paultraub@aol.com
moruss@aol.com

and

ALVAREZ & MARSAL, LLC
600 Lexington Avenue
New York, NY 1002
Attn:	David Coles
Laurence Sax
Fax:	212/759-5532
Email:	dcoles@alvarezandmarsal.com
lsax@alvarezandmarsal.com

In the case of the Secured Lenders and the Lender Agent:

GENERAL ELECTRIC CAPITAL CORPORATION

401 Merritt 7

Norwalk, CT  06851

Attention:  Finlay Account Manager

Fax:	203-956-4002

with copies to:

LATHAM & WATKINS LLP

233 S. Wacker Drive

Suite 5800

Chicago, Illinois  60606

Attn:	David K. Rathgeber
Fax:	(312) 993-9767
Email:	david.rathgeber@lw.com

and

GENERAL ELECTRIC CAPITAL CORPORATION

401 Merritt 7

Norwalk, CT  06851

Attention:  Corporate Counsel - Corporate Lending

Fax: (203) 956-4001

17.2   Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

17.3   Entire Agreement. This Agreement contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.

17.4   Amendments. This Agreement may not be modified except in a written instrument executed by each of the parties hereto along with the written consent of the Indenture Lien Holders, which consent shall not be unreasonably withheld or delayed.

17.5   No Waiver. No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

17.6   Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Agent and Merchant, and their respective successors and assigns.

17.7   Execution in Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one agreement. This Agreement may be executed by facsimile, and such facsimile signature shall be treated as an original signature hereunder.

17.8   Section Headings. The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

17.9   Survival. All representations, warranties, covenants and agreements made by the parties hereto shall be continuing, shall be considered to have been relied upon by the parties and shall survive the execution, delivery and performance of this Agreement.

17.10	Competitive Bidding Procedures; Break-Up Fee.

(a) In consideration of Agent conducting its due diligence and entering into this Agreement, which serves as a base by which other offers may be measured and is subject to higher and better offers by other entities seeking to act as Agent (the “Competing Bidders”), by way of a bidding process Merchant shall seek competitive bids pursuant to procedures determined by Merchant in its sole discretion; provided, however, (i) if Agent is not the successful bidder, Merchant shall immediately pay Agent the Breakup Fee (as defined below) in full and in cash directly from the proceeds of any competing offer; and (ii) the initial overbid against this Agreement by any Competing Bidders must be for a Guaranteed Amount at least in excess of the amount of the Break-Up Fee plus 0.25% of the aggregate Cost Value of the Merchandise. The parties agree that, with respect to bidding against this Agreement, the Break-Up Fee shall not be subject to “credit bidding” or any net benefit to the estate analysis. Furthermore, if Agent is not the winning bidder at the auction, the agreement or agreements executed with the winning bidder(s), and the Approval Order in connection thereof, shall include a provision for payment of the Breakup Fee to the Agent.

(b) The “Breakup Fee” payable above shall be equal to $850,000; provided, however, the Breakup Fee shall be equal to $100,000 in the event (and only in the event) that (i) Agent is not the winning bidder, and (ii) the Bankruptcy Court enters a final non-appealable order in form and substance acceptable to Agent approving under section 365 of the Bankruptcy Code assumption of the Existing Agreements on a final basis (modified, however, to extend the sale term thereunder until December 31, 2009) and resulting in the Agent and Merchant being able to fully perform under the Existing Agreements (as modified) with respect to the Current Stores.

17.11   Security Interest. Merchant hereby grants to Agent a first priority security interest in and lien upon the Merchandise and the Proceeds to secure all obligations of Merchant to Agent hereunder; provided however, that until the payment of the Guaranteed Amount, the security interest granted to Agent hereunder shall remain junior to the security interest of any secured pre-petition and post-petition facilities, to the extent of the unpaid portion of the

Guaranteed Amount, the Recovery Amount, and Expenses. Upon entry of the Approval Order and payment of the Initial Guaranty Payment and the issuance of the Guaranty L/C and the Expense L/C, the security interest granted to Agent hereunder shall be deemed properly perfected without the need for further filings or documentation.

IN WITNESS WHEREOF, Agent and Merchant hereby execute this Agreement by their duly authorized representatives as of the day and year first written above.

AGENT:

GORDON BROTHERS RETAIL PARTNERS, LLC

By:
Its:

MERCHANT:

FINLAY FINE JEWELRY CORPORATION

By:
Its: